Exhibit (a)(3)
FORM OF ANNOUNCEMENT REGARDING COMMENCEMENT OF OFFER
June 13, 2007
As previously mentioned in the email to you dated May 17, 2007, we are pleased to announce that the Apollo Group, Inc. Stock Options Tender Offer (“Tender Offer”) to amend or replace your Eligible Options (as defined below) is officially launching today, June 13, 2007 and will remain open until July 12, 2007 at 11:59 p.m. Eastern Daylight Time (unless we extend it).
A stock option will be deemed to be an “Eligible Option” if it meets each of the following conditions:
(i) The option was granted under either the Company’s Long Term Incentive Plan or the Amended and Restated 2000 Stock Incentive Plan.
(ii) The option was “misdated” in that the exercise price per share currently in effect for that option is based on the fair market value per share of the Company’s Class A common stock on a date earlier than the date which has now been determined to be the correct measurement date for that option for financial accounting purposes.
(iii) The option was unvested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of the Tender Offer, a current employee of the Company (or any Apollo Group subsidiary) and subject to income taxation in the United States with respect to that option. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.
(v) The option is outstanding on the expiration date of the Tender Offer.
The Tender Offer will provide you with the opportunity to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code you may otherwise incur with respect to your Eligible Options. See below for the Key Steps you should perform related to the Tender Offer.
The specifics of the program are described in the “Schedule TO – Tender Offer Statement Filed with the SEC” and the exhibits thereto. The “Schedule TO Offer to Amend or Replace Eligible Options” is available by clicking on this hyperlink: https://apol.equitybenefits.com/Documents/OfferToAmend.pdf. We urge you to read the “Schedule TO – Tender Offer Statement Filed with the SEC” and the exhibits thereto very carefully.
Stock options will remain subject to adverse tax consequences under Section 409A until the close of the Tender Offer and the official amendment or replacement of such options on the first business day following the expiration of the Tender Offer. Therefore, we remind you that should you exercise your tendered stock options prior to the amendment or replacement of your those stock options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.
We will be conducting several educational webinar sessions to provide you with additional information regarding the Tender Offer. Topics covered include highlights of the Tender Offer, along with a general overview of stock options, a summary of the Eligible Options, and tax issues affecting the Eligible Options.
You are encouraged to attend this webinar which will be offered on the following dates:
Friday, June 15, 2007, 12:00 – 1:00 pm Eastern Daylight Time
Tuesday, June 19, 2007, 5:00 – 6:00 pm Eastern Daylight Time
Thursday, June 21, 2007, 12:00 – 1:00 pm Eastern Daylight Time
You may register for any of the webinar sessions by clicking on: http://www2.eventsvc.com/apollogrp/.
If you are unable to attend one of the above sessions, a recording of the webinar will be available at http://www2.eventsvc.com/apollogrp/ from June 15, 2007 through July 12, 2007.

KEY STEPS RELATED TO TENDER OFFER
Below is an easy checklist that outlines how to tender your Eligible Options in the Tender Offer.
1.	You must log on to the Tender Offer website at https://apol.equitybenefits.com. To access the Tender Offer website, use your Employee ID and password. Your Employee ID is located on your most recent pay check. Your password is the last four digits of your Social Security Number. If the site does not recognize you, please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu.

2.	Review the following important documents:
1. Schedule TO – Tender Offer Statement Filed With the SEC
2. Instructions to Election Form
3. Stock Option Amendment and Special Bonus Agreement
4. Option Cancellation and Regrant Agreement
5. FAQ
3.	Click on the MAKE AN ELECTION button to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for amendment or replacement in accordance with the terms of the Offer.

4.	After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page.

5.	Please print and keep a copy of the Election Confirmation Statement for your records. You will then be deemed to have completed the election process.
KEY DATES TO REMEMBER
The commencement date of the Tender Offer is June 13, 2007.
Informational webinars will be conducted on the following dates:
Friday, June 15, 2007, 12:00 – 1:00 pm Eastern Daylight Time
Tuesday, June 19, 2007, 5:00 – 6:00 pm Eastern Daylight Time
Thursday, June 21, 2007, 12:00 – 1:00 pm Eastern Daylight Time
The Offer will expire at 11:59 pm Eastern Daylight Time on July 12, 2007, unless the Tender Offer is extended. Your Eligible Options that have been tendered will be amended or replaced on July 13, 2007, or, if the Tender Offer is extended, the first business day following the extended expiration date of the Tender Offer (the “Amendment Date”). Please be aware that your option account at Smith Barney may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.
The cash bonus will be paid on Apollo Group’s first regularly scheduled payroll date in January 2008, which will not be later than January 15, 2008.
If you have any questions, please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or email us at stockoptions@apollogrp.edu.

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